EXHIBIT 99.1
Press Release of Acorn Energy, Inc. dated November 5, 2009

Acorn Energy Announces Intent to Increase Ownership of GridSense

Will own 100% of leader in remote monitoring and control systems for electric utilities to avoid and manage electrical failures

Montchanin, DE,  November 5, 2009 - - Acorn Energy, Inc. (Nasdaq: ACFN), an energy technology holding company, today announced that it has entered into a binding letter of intent to purchase 69% of GridSense Systems, Inc. which will increase its ownership to 100%. The agreement is only subject to Acorn completing its due diligence to its satisfaction, with the closing expected to occur on or about January 5, 2010. The terms include cash, Acorn stock, conversion of Acorn loans to GridSense stock, and management performance incentives for 2010. The details of the terms are in the 8-k filed today with the Securities and Exchange Commission (SEC).

John A. Moore, CEO of Acorn, stated, “GridSense has a solid heritage of innovation as a reliable supplier to hundreds of global utilities.  The GridSense team has introduced the first cost effective two way monitoring device for overhead power lines and transformers, the oldest and most vulnerable energy assets in the U.S. The devices offer a reliable system to close a monitoring gap between the transmission network and the smart meter, providing instantaneous, accurate fault detection.

“The US Department of Energy’s recent announcement of $3.4 billion in grants to spur the transition to a smart energy grid is expected to produce substantial business for companies such as GridSense. The grants will be complemented by over $4 billion in industry funding, with an estimated 80% of the total committed to distribution automation to create a smarter, stronger, more efficient and reliable U.S. electric system.”

Lindon Shiao, president and CEO of Gridsense stated, “Our management team is very excited about this transaction.  Being part of a public company gives our customers additional confidence that we will perform as expected, and provides resources to help us accelerate the speed and broaden our reach into the marketplace.  The amount of available business opportunities for Gridsense continues to grow, particularly in the U.S. There is an increasing awareness and need for electric utilities to operate their infrastructure more efficiently and mitigate operational risks associated with critical network assets -- objectives which are very much aligned with Acorn's goal of transforming energy infrastructure.

About GridSense Systems, Inc.
GridSense Systems Inc. is an industry leader that provides remote monitoring and control systems to electric utilities and industrial facilities worldwide. These solutions which include outage management, power quality monitoring, trouble shooting, capacity planning and demand response, provide network operators with the intelligence to improve efficiencies of grid operations.  GridSense has a range of commercially proven offerings and a growing base of utility customers worldwide. For more information visit www.gridsense.net

About Acorn Energy, Inc.
Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT and GridSense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties.  These risks and uncertainties include demand and competition in the market for devices and equipment similar to those manufactured by GridSense and possible uncertainty about GridSense’ orders from customers resulting from grants by the US Department of Energy.  For disclosure of additional risks and uncertainties which may affect GridSense’ business and prospects and Acorn Energy, Inc.’s business generally, see the information under "Risk Factors" in Acorn Energy's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Investor Contact:
Paul Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

Company Contact:
John Moore
(302) 656-1707
jmoore@acornenergy.com